ASSIGNMENT OF LEASE

This ASSIGNMENT OF LEASE (this “Assignment”) is entered into as of March 9, 2018, between ONCOSEC MEDICAL INCORPORATED, a Nevada corporation (“Assignor”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation (“Assignee”), with reference to the following:

A.	Assignor and ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), are parties to that certain Lease Agreement dated as of December 31, 2014 and attached hereto as Exhibit “A” (“Lease”), with respect to certain premises located at 5820 Nancy Ridge Drive, San Diego, California (the “Nancy Ridge Premises”), which are more particularly described in the Lease.

B.	Contemporaneously herewith, Assignor and Assignee have negotiated a short-term temporary use sublease of the Nancy Ridge Premises, with Assignee as sublessor and Assignor as sublessee (the “NR Sublease”) pursuant to terms and conditions more particularly set forth therein, and as to which a consent by Landlord (the “NR Sublease Landlord Consent”) is required.

C.	Contemporaneously herewith, Assignor and Assignee have also negotiated a sublease, with Assignee as sublessor and Assignor as sublessee (the “GA Sublease”) of approximately 12,442 rentable square feet, comprising Suite 100, in the building located at 3565 General Atomics Court, San Diego, California (the “General Atomics Premises”) pursuant to terms and conditions more particularly set forth therein, and as to which a consent by the landlord of the General Atomics Premises (the “GA Sublease Landlord Consent”) is required.

D.	The assignment of the Lease contemplated by this Assignment requires the consent of Landlord thereunder (the “NR Lease Assignment Landlord Consent” and, collectively with the NR Sublease Landlord Consent and GA Sublease Landlord Consent, the “Transaction Consents by Landlords”).

E.	Notwithstanding the execution and delivery of this Assignment by each of Assignor and Assignee, the effectiveness of this Assignment shall not have occurred until the date (the “Effective Date”) upon which Landlord, Assignor and Assignee respectively agree upon the form of NR Sublease, GA Sublease and Transaction Consents by Landlords, in form and substance satisfactory to each of the parties, each of which has been executed and delivered respectively by all of the same.

F.	All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto pursuant to the Lease.

NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, Assignor and Assignee agree as follows:

1.       Assignment. Subject to and in accordance with the terms and conditions of this Assignment, Assignor hereby assigns all right, title, and interest in the Lease to Assignee, together with all of the rights, privileges and appurtenances with respect to the leasehold estate created thereby, and all of Assignor’s right, title and interest in and to any leasehold improvements presently located in the Premises, whether Removeable Installations or other Installations and all Tenant’s Property, upon all of the terms and conditions herein set forth, to have and to hold the same unto Assignee, subject to all of the terms, covenants and conditions of the Lease, and Assignee hereby agrees to and does accept such assignment.

2.       Assumption. Subject to and in accordance with the terms and conditions of this Assignment, Assignee hereby assumes and agrees to keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by Assignor as “Tenant” under the Lease, if and to the extent accruing from and after the Effective Date of this Assignment, including the making of all payments if and to the extent accruing from and after the Effective Date of this Assignment due to or payable to Landlord under the Lease when due and payable.

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3. Representations and Warranties by Assignor.

(a)       Assignor represents and warrants to Assignee that the copy of the Lease attached hereto as Exhibit “A” is a true, correct and complete copy of the Lease that includes all amendments, modifications or other agreements pertaining to Assignor’s lease of the Nancy Ridge Premises including, without limitation, any mortgage or overlease subordination, non-disturbance and attornment agreement. Assignor further warrants and represents to Assignee that, to Assignor’s knowledge, Assignor is not now, and as of the Effective Date will not be, in default or breach of any of the provisions of the Lease, and that Assignor has no knowledge of any claim by Landlord that Assignor is in default or breach of any of the provisions of the Lease. Assignor warrants and represents to Assignee that the Lease has not previously been assigned and its leasehold is free of all liens and encumbrances including, without limitation, any underlease or license.

(b)       Assignor has furnished Assignee with (x) a true, correct and complete copy of any notice of Notice-Only Alteration that Assignor has heretofore given to Landlord, (y) all Landlord consents to Alterations including any notice from Landlord to the effect that Tenant will be required to remove the same upon the expiration or earlier termination of the Lease and (z) any notice designating Installations as Removeable Installations.

(c)       The mechanical, electrical, HVAC, plumbing and lighting systems of the Premises, including without limitation any Roof Equipment and/or Emergency Generator, are in good working order as of the Effective Date.

(d)       As of the Effective Date, Assignor is delivering possession of the Nancy Ridge Premises to Assignee, subject to the NR Sublease, in conformity with all the requirements of the Lease pertaining to surrender of the same to Landlord upon expiration of the term thereof, but for the requirement of providing a Surrender Plan prior to the Effective Date, which obligation shall instead be incorporated into the NR Sublease.

4. Cross-Indemnification

(a)       Assignee shall indemnify and hold Assignor harmless from and against any and all demands, claims (including, without limitation, claims involving strict or absolute liability), actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignor Claims”), which may be imposed on, asserted against or otherwise incurred by Assignor by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignee, to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Lease accruing from and after the Effective Date.

If any action or proceeding is brought against Assignor by reason of any Assignor Claim, Assignee, upon notice from Assignor, shall defend such action or proceeding, and Assignee shall pay all expenses in respect of defending against such action or proceeding.

(b)       Assignor shall indemnify and hold Assignee harmless from and against any and all demands, claims (including, without limitation, claims involving strict or absolute liability), actions, losses, damages, liabilities, litigation and costs and expenses thereto including, without limitation, reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignee Claims”), which may be imposed on, asserted against or otherwise incurred by Assignee by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignor to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Lease arising or accruing prior to the Effective Date.

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If any action or proceeding is brought against Assignee by reason of any Assignee Claim, Assignor, upon notice from Assignee, shall defend such action or proceeding, and Assignor shall pay all expenses in respect of defending against such action or proceeding.

5.       Security Deposit. Assignor currently has a security deposit of $89,909.20 in the form of a Letter of Credit to the benefit of Landlord as security for performance by Assignor of its obligations under the Lease (“Security Deposit”). Assignor shall work with Landlord, upon terms to be mutually agreed upon by Assignor and Landlord, to release the Letter of Credit upon the Effective Date of this Assignment, whereupon Assignee shall issue a Letter of Credit for $89,909.20 to the benefit of Landlord to replace Assignor’s Letter of Credit in order to fulfill the requirements of a Security Deposit under the Lease.

6.       Landlord Consent. Following the execution and delivery of this Assignment, Assignor and Assignee intend to seek an NR Lease Assignment Landlord Consent which Assignee requires which shall include, without limitation, the following:

(a)       Consent by Landlord to this Assignment upon terms not inconsistent with the terms and conditions contemplated thereby and delivery by Landlord of a consent to the Assignment by any mortgagee or underlying lessor, or a Subordination, Non-Disturbance and Attornment Agreement, in either case on terms and conditions satisfactory to Assignee, from such mortgagee or underlying lessor.

(b)       Agreement by Landlord that Assignee shall have the right to extend the term of the Lease pursuant to the existing market rate Extension Right therein which, pursuant to Section 40(c), may only be exercised by Assignor unless Landlord otherwise agrees.

(c)       The Alterations that Assignee desires to make in the Premises to accommodate Assignee’s use and operations are approved by Landlord.

(d)       Consent by Landlord to the NR Sublease.

Assignee shall have the right, at any time following the mutual execution and delivery of this Assignment, to terminate the same if Assignee is unsatisfied, in its sole discretion, with the terms and conditions of the NR Lease Assignment Landlord Consent and/or NR Sublease Landlord Consent that Landlord is willing to deliver.

7. Transaction Closing.

(a)       Contemporaneously herewith, Assignor and Assignee are executing and delivering into escrow with Craig Knox of Hughes Marino (the “Escrow Agent”) this Assignment, the NR Sublease and the GA Sublease, following which Assignor and Assignee shall seek the Transaction Consents by Landlords and other closing documents to which reference is made in this Assignment which shall, as and when executed and delivered by the pertinent parties, shall likewise be delivered into escrow with the Escrow Agent. Upon delivery of all fully executed transaction documents into escrow, and direction given to Escrow Agent, by counsel to each of Assignor and Assignee, to release the same by each of the respective parties thereto, the closing of this transaction shall have been consummated, the Effective Date under this Assignment shall be deemed to have occurred and all of the other transaction documents shall be released from escrow and be deemed effective.

(b)       If at any time following the delivery of one or more of the transaction documents into escrow with Escrow Agent, one or more of the parties thereto are unwilling to proceed to closing as described above, then any party may terminate the escrow by notice to Escrow Agent in which event the Escrow Agent shall destroy all transaction documents then being held and no party shall have any further obligation hereunder in connection with this matter.

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8.       Notices. All notices required by this Agreement shall be in writing, shall be effective upon receipt or upon refusal of delivery, and shall be delivered by (i) hand, (ii) certified mail, return receipt requested or (iii) overnight courier service, addressed to the other party as follows, or at such address as to which such party from time to time may give proper notice to the other party. Notices shall be deemed to have been received: if hand delivered, when so delivered or when such delivery is refused; five days after deposit as certified mail; on the date scheduled for delivery if sent by courier.

If to Assignor:	Oncosec Medical Incorporated
24 N. Main Street
Pennington, New Jersey 08534
Attention: Daniel J. O’Connor

If to Assignee:	Vividion Therapeutics, Inc.
5820 Nancy Ridge Drive
San Diego, CA 92121
Attention: Diego Miralles

If to Escrow Agent:	Craig Knox
Hughes Marino
1450 Front Street
San Diego, CA 92101

9.       Miscellaneous. This Assignment shall be binding on and inure to the benefit of the parties, their heirs, executors, administrators, successors in interest and assigns. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Assignment shall be governed and construed in accordance with California law.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties have entered into this Assignment as of the date first written above.

ASSIGNOR :

ONCOSEC MEDICAL INCORPORATED,
a Nevada corporation

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer

ASSIGNEE :

VIVIDION THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Trisha Millican
Name:	Trisha Millican
Title:	Chief Financial Officer

ESCROW AGENT, only for the purposes of holding documents delivered in escrow pursuant to paragraph 7 hereof :

HUGHES MARINO

By:	/s/ Craig Knox
Craig Knox

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EXHIBIT “A”

LEASE

[Attached]

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